Exhibit 99.18

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of June 30, 2005 and December 31, 2004
(in millions)
Unaudited

	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$2,286	$1,479
Short-term investments	488	335
Accounts receivable, less allowance for doubtful accounts of $65 and $64	1,613	1,452
Due from related parties	243	132
Handset and accessory inventory	380	322
Deferred tax assets	911	882
Prepaid expenses and other current assets	700	605

Total current assets	6,621	5,207
Investments	509	360
Property, plant and equipment, net of accumulated depreciation of $8,314 and $7,340	10,279	9,613
Intangible assets, net of accumulated amortization of $20 and $62	7,728	7,223
Other assets	289	341

	$25,426	$22,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,004	$986
Accrued expenses and other	1,453	1,304
Due to related parties	660	297
Current portion of long-term debt	—	22

Total current liabilities	3,117	2,609
Long-term debt	8,576	8,527
Deferred income taxes	2,028	1,781
Other liabilities	687	311

Total liabilities	14,408	13,228

Commitments and contingencies (note 6)
Mandatorily redeemable preferred stock	7	108
Stockholders’ equity
Common stock, class A, 1,114 and 1,088 shares issued; 1,108 and 1,088 shares outstanding	1	1
Common stock, class B, nonvoting convertible, 30 and 36 shares issued; 30 shares outstanding	—	—
Paid-in capital	12,966	12,610
Accumulated deficit	(2,234)	(3,363)
Treasury stock, at cost	(141)	(141)
Deferred compensation, net	(40)	(33)
Accumulated other comprehensive income	459	334

Total stockholders’ equity	11,011	9,408

	$25,426	$22,744

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Six and Three Months Ended June 30, 2005 and 2004
(in millions, except per share amounts)
Unaudited

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Operating revenues
Service revenues	$6,695	$5,715	$3,439	$2,939
Handset and accessory revenues	732	677	380	350

	7,427	6,392	3,819	3,289

Operating expenses
Cost of service (exclusive of depreciation included below)	1,150	891	598	455
Cost of handset and accessory revenues	1,093	985	561	496
Selling, general and administrative	2,451	2,049	1,251	1,078
Depreciation	1,020	874	517	442
Amortization	6	22	2	11

	5,720	4,821	2,929	2,482

Operating income	1,707	1,571	890	807

Other (expense) income
Interest expense	(256)	(309)	(128)	(155)
Interest income	31	15	18	7
Loss on retirement of debt	(37)	(51)	—	(34)
Equity in earnings (losses) of unconsolidated affiliates, net	39	(2)	22	(2)
Realized gain on sale of investment	—	26	—	—
Other, net	6	3	4	2

	(217)	(318)	(84)	(182)

Income before income tax (provision) benefit	1,490	1,253	806	625
Income tax (provision) benefit	(361)	684	(272)	717

Net income	1,129	1,937	534	1,342
Mandatorily redeemable preferred stock dividends and accretion	(16)	(4)	(10)	(2)

Income available to common stockholders	$1,113	$1,933	$524	$1,340

Earnings per common share
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

Weighted average number of common shares outstanding
Basic	1,125	1,108	1,129	1,110

Diluted	1,143	1,168	1,146	1,173

Comprehensive income, net of income tax
Unrealized gains (losses) on available-for-sale securities
Net unrealized holding gains (losses) arising during the period	$125	$67	$49	$(10)
Reclassification adjustment for gain included in net income	—	(12)	—	—
Foreign currency translation adjustment	—	2	—	—

Other comprehensive income (loss)	125	57	49	(10)
Net income	1,129	1,937	534	1,342

Comprehensive income, net of income tax	$1,254	$1,994	$583	$1,332

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Changes in Stockholders’ Equity
For the Six Months Ended June 30, 2005
(in millions)
Unaudited

										Accumulated Other
										Comprehensive Income
	Class A		Class B
	Common Stock		Common Stock				Treasury Stock			Unrealized	Cumulative
					Paid-in	Accumulated			Deferred	Gain on	Translation
	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Compensation	Investments	Adjustment	Total

Balance, January 1, 2005	1,088	$1	30	$—	$12,610	$(3,363)	6	$(141)	$(33)	$337	$(3)	$9,408
Net income						1,129						1,129
Other comprehensive income										125		125
Common stock issued under equity plans and other	15	—			201							201
Conversion of mandatorily redeemable preferred stock into common stock	5	—			105							105
Deferred compensation					17				(7)			10
Release of valuation allowance attributable to stock options					49							49
Mandatorily redeemable preferred stock dividends and accretion					(16)							(16)

Balance, June 30, 2005	1,108	$1	30	$—	$12,966	$(2,234)	6	$(141)	$(40)	$462	$(3)	$11,011

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2005 and 2004
(in millions)
Unaudited

	2005	2004

Cash flows from operating activities
Net income	$1,129	$1,937
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs and accretion of senior notes	12	11
Provision for losses on accounts receivable	80	68
Amortization of deferred gain from sale of towers	(28)	(53)
Depreciation and amortization	1,026	896
Loss on retirement of debt	37	51
Equity in (earnings) losses of unconsolidated affiliates, net	(39)	2
Realized gain on investment	—	(26)
Net tax benefit from the release of valuation allowance	(203)	(761)
Deferred income tax provision	469	30
Other, net	24	19
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(240)	(173)
Handset and accessory inventory	(60)	(246)
Prepaid expenses and other assets	(117)	(237)
Accounts payable, accrued expenses and other	261	487

Net cash provided by operating activities	2,351	2,005

Cash flows from investing activities
Capital expenditures	(1,520)	(1,188)
Purchases of short-term investments	(594)	(1,116)
Proceeds from maturities and sales of short-term investments	442	1,275
Payments for purchases of licenses, investments and other	(72)	(243)
Proceeds from sale of investment	—	77

Net cash used in investing activities	(1,744)	(1,195)

Cash flows from financing activities
Borrowings under long-term credit facility	2,200	—
Repayments under long-term credit facility	(2,178)	(139)
Proceeds from issuance of debt securities	—	494
Purchase and retirement of debt securities	—	(827)
Proceeds from issuance of stock	190	104
Payment for capital lease buy-out	—	(156)
Repayments under capital lease obligation	—	(9)
Preferred stock dividends and other	(12)	(1)

Net cash provided by (used in) financing activities	200	(534)

Net increase in cash and cash equivalents	807	276
Cash and cash equivalents, beginning of period	1,479	806

Cash and cash equivalents, end of period	$2,286	$1,082

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Unaudited

Note 1.	Basis of Presentation
      Our unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were of a normal recurring nature, except as described in the notes below. You should not expect the results of operations for interim periods to be an indication of the results for a full year. You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent quarterly report on Form 10-Q for the quarter ended March 31, 2005.
      Earnings Per Common Share. Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method, and the dilutive effects of shares issuable upon the conversion of our convertible senior notes and convertible preferred stock computed using the if-converted method.

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(in millions, except per share amounts)
Income available to common stockholders — basic	$1,113	$1,933	$524	$1,340
Interest expense and preferred stock accretion eliminated upon the assumed conversion of:
5.25% convertible senior notes due 2010	—	—	—	8
6% convertible senior notes due 2011	—	16	—	7
Zero coupon convertible preferred stock mandatorily redeemable 2013	—	5	—	3

Income available to common stockholders — diluted	$1,113	$1,954	$524	$1,358

Weighted average number of common shares outstanding — basic	1,125	1,108	1,129	1,110
Effect of dilutive securities:
Equity plans	18	33	17	31
5.25% convertible senior notes due 2010	—	—	—	8
6% convertible senior notes due 2011	—	22	—	19
Zero coupon convertible preferred stock mandatorily redeemable 2013	—	5	—	5

Weighted average number of common shares outstanding — diluted	1,143	1,168	1,146	1,173

Earnings per common share
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

      About 12 million shares issuable upon the assumed conversion of our convertible senior notes and zero coupon convertible preferred stock could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the six and three months ended June 30, 2005 due to their antidilutive effects. Additionally, about 14 million shares issuable under our equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
earnings per common share for the six and three months ended June 30, 2005 as the exercise prices exceeded the average market price of our class A common stock during these periods.
      About 8 million shares issuable upon the assumed conversion of certain of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the six months ended June 30, 2004 due to their antidilutive effects. All shares issuable upon the assumed conversion of our convertible senior notes were included in the calculation of diluted earnings per common share for the three months ended June 30, 2004 due to their dilutive effects. Additionally, about 29 million shares issuable under our equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the six and three months ended June 30, 2004 as the exercise prices exceeded the average market price of our class A common stock during these periods.
      Stock-Based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is recognized on a straight-line basis over the vesting period and is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of the class A common stock and the relevant exercise price. We account for stock-based compensation for non-employees, who are not members of our board of directors, at fair value using a Black-Scholes option-pricing model in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation” and other applicable accounting principles. We recorded stock-based compensation expense of $11 million and $5 million for the six months ended June 30, 2005 and 2004, and $6 million and $4 million for the three months ended June 30, 2005 and 2004.
      We comply with the disclosure provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Consistent with the provisions of SFAS No. 123 as amended, had compensation costs been determined based on the fair value of the awards granted since 1995, our income available to common stockholders and earnings per common share would have been as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(in millions, except per share amounts)
Income available to common stockholders, as reported	$1,113	$1,933	$524	$1,340
Stock-based compensation expense included in reported net income, net of income tax of $4, $0, $2 and $0	6	5	3	4
Stock-based compensation expense determined under fair value based method, net of income tax of $57, $0, $29 and $0	(89)	(118)	(45)	(63)

Income available to common stockholders, pro forma	$1,030	$1,820	$482	$1,281

Earnings per common share
As reported
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

Pro forma
Basic	$0.92	$1.64	$0.43	$1.15

Diluted	$0.90	$1.58	$0.42	$1.11

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
Supplemental Cash Flow Information.

	Six Months Ended
	June 30,

	2005	2004

	(in millions)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$1,520	$1,188
Changes in capital expenditures accrued, unpaid or financed	166	(65)

	$1,686	$1,123

Interest costs
Interest expense	$256	$309
Interest capitalized	4	5

	$260	$314

Cash paid for interest, net of amounts capitalized	$238	$310

Cash received for interest	$31	$13

Cash paid for income taxes	$134	$38

      New Accounting Pronouncements. In September 2004, the Emerging Issues Task Force, or EITF, issued Topic D-108, “Use of the Direct Method to Value Intangible Assets.” In EITF Topic D-108, the SEC staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. Under this new accounting guidance, we performed an impairment test to measure the fair value of our 800 and 900 megahertz, or MHz, and 2.5 gigahertz, or GHz, licenses in the first quarter 2005 using the direct value method and concluded that there was no impairment as the fair values of these intangible assets were greater than their carrying values. In October 2005, we will perform our annual impairment test of these Federal Communications Commission, or FCC, licenses and goodwill.
      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123R (revised 2004), “Share-Based Payment.” The statement is a revision of SFAS No. 123, and supercedes APB Opinion No. 25. The statement focuses primarily on accounting for transactions in which we obtain employee services in share-based payment transactions. This statement requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and contemplates a number of alternative transition methods for implementing the statement in the period in which it is adopted. In April 2005, the SEC delayed the effective date of this statement for most public companies. This statement is now effective for annual periods that begin after June 15, 2005. We are still in the process of determining the amount of the impact that the adoption of SFAS No. 123R will have on our consolidated statements of operations in the reporting period in which it is adopted and for the periods following its adoption and the transition method we will use.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” to address the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for nonmonetary exchanges that do not have

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
commercial substance. This statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We are in the process of determining the impact of the adoption of SFAS No. 153. However, we do not expect that the adoption of this statement will have a material impact on our consolidated statements of operations or consolidated balance sheets in the reporting period in which it is adopted or for the periods following its adoption.
      In June 2005, the EITF issued EITF Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination.” This accounting guidance states that leasehold improvements that are placed in service significantly after, and not contemplated at or near, the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. We are required to apply EITF Issue No. 05-6 to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. We are in the process of determining the impact of the adoption of EITF Issue No. 05-6. However, we do not expect that the adoption of this issue will have a material impact on our consolidated statements of operations or consolidated balance sheets in the reporting period in which adopted or for those periods following adoption.

Note 2.	Intangible Assets

		June 30, 2005			December 31, 2004

		Gross		Net	Gross		Net
		Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Useful Lives	Value	Amortization	Value	Value	Amortization	Value

	(in millions)
Amortized intangible assets
Customer lists	3 years	$3	$3	$—	$40	$38	$2
Spectrum sharing and noncompete agreements and other	Upto 10 years	66	17	49	77	24	53

		69	20	49	117	62	55

Unamortized intangible assets
FCC licenses	Indefinite	7,651		7,651	7,140		7,140
Goodwill	Indefinite	28		28	28		28

		7,679		7,679	7,168		7,168

Total intangible assets		$7,748	$20	$7,728	$7,285	$62	$7,223

      On February 7, 2005, we accepted the terms and conditions of the FCC’s Report and Order, which implemented a spectrum reconfiguration plan designed to eliminate interference with public safety operators in the 800 MHz band. Under the terms of the Report and Order, we surrendered our spectrum rights in the 700 MHz spectrum band and certain portions of our spectrum rights in the 800 MHz band, and received spectrum rights in the 1.9 GHz band and spectrum rights in a different part of the 800 MHz band and undertook to pay the costs incurred by us and third parties in connection with the reconfiguration plan. Based on the FCC’s determination of the values of the spectrum rights we received and relinquished, the minimum obligation incurred by us under the Report and Order will be $2,801 million. The Report and Order also provides that qualifying costs we incur as part of the reconfiguration plan, including costs to reconfigure our

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
own infrastructure and spectrum positions, can be used to offset the minimum obligation of $2,801 million; however, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed that amount.
      The Report and Order requires us to complete the reconfiguration plan within a 36-month period. In addition, a financial reconciliation is required to be completed in 2008 at the end of the reconfiguration implementation at which time we would be required to make a payment to the United States Department of the Treasury to the extent that the value of the spectrum rights that we received exceeds the total of (i) the value of spectrum rights that we surrendered and (ii) the qualifying costs referred to above.
      We have accounted for this transaction as a nonmonetary exchange in accordance with APB Opinion No. 29. Accordingly, upon our acceptance of the Report and Order, we recorded the spectrum rights for the 1.9 GHz and the 800 MHz spectrum that we received under the Report and Order as FCC licenses at a value equal to the book value of the spectrum rights for the 800 MHz and 700 MHz spectrum that we surrendered under the Report and Order plus an amount equal to the portion (preliminarily estimated at $430 million) of the reconfiguration costs that represents our current estimate of amounts to be paid under the Report and Order that will not benefit our infrastructure or spectrum positions. We have recorded no gain or loss as this transaction did not represent the culmination of an earnings process. We account for all other costs incurred pursuant to the Report and Order that relate to our spectrum and infrastructure, when expended, either as fixed assets or as additions to the FCC license intangible asset, consistent with our accounting and capitalization policy. The following table presents the activities related to the Report and Order during the six months ended June 30, 2005:

	December 31,	Acceptance of		June 30,
	2004	Report and	Costs	2005
	Balance	Order	Incurred	Balance

	(in millions)
Property, plant and equipment	$—	$—	$193	$193
FCC licenses	—	430	18	448
Recorded liabilities under the Report and Order, including current portion	—	(430)	24	(406)

	$—	$—	$235	$235

      As of June 30, 2005, we had submitted $9 million in costs to the Transition Administrator under the Report and Order, all of which had been approved for credit against the $2,801 million obligation. We will seek credit against the $2,801 million minimum obligation for substantially all of the remaining $226 million of reconfiguration-related costs incurred through June 30, 2005. As of June 30, 2005, assuming full credit for expenditures made to date, our remaining minimum obligation would have been $2,566 million.
      During the six months ended June 30, 2005, we also wrote-off $48 million of fully amortized customer lists, non-compete agreements and other intangible assets with finite lives. For intangible assets with finite lives, we recorded aggregate amortization expense of $6 million and $2 million for the six months and three months ended June 30, 2005. We recorded aggregate amortization expense of $22 million and $11 million for the six months and three months ended June 30, 2004.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)

Note 3.	Long-Term Debt and Mandatorily Redeemable Preferred Stock

			Borrowings,
	December 31,		Debt-for-Debt	June 30,
	2004		Exchanges	2005
	Balance	Retirements	and Other	Balance

	(dollars in millions)
5.25% convertible senior notes due 2010	$607	$—	$—	$607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $7 and $3	214	—	(126)	88
6.875% senior serial redeemable notes due 2013, including a deferred premium of $5 and $7 and net of an unamortized discount of $58 and $60	1,364	—	56	1,420
5.95% senior serial redeemable notes due 2014, including a deferred premium of $12 and $14 and net of unamortized discount of $59 and $63	1,046	—	75	1,121
7.375% senior serial redeemable notes due 2015, net of unamortized discount of $3 and $3	2,134	—	—	2,134
Bank credit facility	3,178	(2,178)	2,200	3,200
Other	6	—	—	6

Total long-term debt	8,549	$(2,178)	$2,205	8,576

Less current portion	(22)			—

	$8,527			$8,576

	December 31,		Preferred Stock	June 30,
	2004		Exchange and	2005
	Balance	Accretion	Conversion	Balance

	(in millions)
Zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; stated at accreted liquidation preference value at 9.25% compounded quarterly; 245,245 and 0 shares issued and outstanding	$108	$3	$(111)	$—
Series B zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; stated at accreted liquidation preference value at 9.25% compounded quarterly; 0 and 15,695 shares issued and outstanding	—	1	6	7

Total mandatorily redeemable preferred stock	$108	$4	$(105)	$7

      Debt-for-Debt Exchanges. During the six months ended June 30, 2005, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $122 million in principal amount of the 9.5% senior notes for a total of $133 million in principal amount of new senior notes. The new senior notes consist of $77 million in principal amount of 5.95% senior notes issued at a $7 million discount to their principal amount, and $56 million in principal amount of 6.875% senior notes issued at a $4 million discount to their principal amount. As a result, the $4 million of the deferred premium resulting from the settlement of a fair value hedge associated with the 9.5% senior notes is now associated with the 5.95% and 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining lives of the 5.95% and 6.875% senior notes. During the three months ended June 30, 2005, we did not enter into any non-cash debt-for-debt exchange transactions with holders of our securities.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
      During the three months ended June 30, 2004, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $326 million in principal amount of our 9.375% senior notes for a total of $350 million in principal amount of new senior notes. The new senior notes consisted of $213 million in principal amount of 6.875% senior notes issued at a $16 million discount to their principal amount, and $137 million in principal amount of 7.375% senior notes issued at an $11 million discount to their principal amount.
      In July 2005, we commenced an offer to exchange our 7.375%, 6.875% and 5.95% senior notes for an equal aggregate principal amount of new senior notes. Additional information regarding the offer can be found in note 7 below.
      Debt Retirements. During the six months ended June 30, 2004, we purchased and retired a total of $779 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $827 million in cash. As part of these transactions, we recognized a $51 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps.
      During the three months ended June 30, 2004, we purchased and retired a total of $612 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $636 million in cash. As part of these transactions, we recognized a $34 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps.
      Bank Credit Facility. In January 2005, we entered into a new $2,200 million secured term loan agreement, the proceeds of which were used to refinance the existing $2,178 million Term Loan E under our credit facility. The new loan provides for an initial interest rate equal to the London Interbank Offered Rate, or LIBOR, plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the refinanced term loan. The interest rate on the new term loan automatically will adjust to the applicable rate of the existing $4,000 million revolving credit facility, currently LIBOR, plus 100 basis points, on December 31, 2005 or earlier if the merger agreement between us and Sprint Corporation is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which remains unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default. This transaction was accounted for as an extinguishment of debt in accordance with SFAS No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Thus, we recognized a $37 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the write-off of unamortized debt financing costs associated with the old term loan.
      In February 2005, we amended our credit facility primarily to modify the facility’s definition of “change in control” to exclude our proposed merger with Sprint.
      In June 2005, we delivered a $2,500 million letter of credit as required under the terms of the Report and Order to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. The letter of credit was issued pursuant to our bank credit facility and results in a corresponding reduction in the amount available under our revolving credit facility. The Report and Order provides for periodic reductions in the amount of the letter of credit, which would result in a corresponding

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
increase in the amount of available revolving loan commitments.
      Mandatorily Redeemable Preferred Stock. In March 2005, we commenced a consent solicitation with respect to our outstanding zero coupon convertible preferred stock, or zero coupon preferred stock, to effect certain proposed amendments to the terms of the zero coupon preferred stock and to the related certificate of designation, primarily to provide incentives to holders of the zero coupon preferred stock to convert their shares into shares of our class A common stock. We received consents from holders of all of the outstanding zero coupon preferred stock and, pursuant to the terms of the consent solicitation, made a cash consent payment of $15.00 per share, or a total of $4 million, to those holders during the three months ended March 31, 2005, which has been recorded as preferred stock dividends in the accompanying condensed consolidated statement of changes in stockholders’ equity.
      During the three months ended June 30, 2005, we completed an offer to exchange any and all outstanding shares of the zero coupon preferred stock for an equal number of shares of our newly issued series B zero coupon preferred stock, or series B preferred stock, the terms of which are substantially identical to the terms of the zero coupon preferred stock after giving effect to the proposed amendments, including the right to receive the special dividend of $30.00 per share payable upon conversion of the series B preferred stock into shares of our class A common stock and the acceleration of the date on which the series B preferred stock may be redeemed. The exchange offer was made to give all holders of series B preferred stock an opportunity to realize the benefits of the proposed amendments without having to wait for the amendments to be approved by the holders of our common stock. All of the shares of outstanding zero coupon preferred stock were properly tendered and accepted, and during the three months ended June 30, 2005, we issued shares of our series B preferred stock in the exchange at the liquidation preference value of $111 million.
      The series B preferred stock is convertible, at the option of the holder, at any time prior to the close of business on December 23, 2013 into shares of our class A common stock at an initial conversion rate of 19.4882 shares of class A common stock for every share of series B preferred stock. As of June 30, 2005, holders of the series B preferred stock have converted 229,550 of their shares into 4.5 million shares of our class A common stock at the liquidation preference value of $105 million. As a result of these transactions, we recorded the related special dividend of $7 million as preferred stock dividends in the accompanying condensed consolidated statement of changes in stockholders’ equity and the write-off of unamortized debt financing costs related to the zero coupon preferred stock. In July 2005, all of the remaining shares of the series B preferred stock were converted to our class A common stock.
      We may, from time to time, as we deem appropriate, enter into additional refinancing and similar transactions, including exchanges of our common stock or other securities for our debt and other long-term obligations, and redemption, repurchase or retirement transactions that in the aggregate may be material.

Note 4.	Income Taxes
      We maintain a valuation allowance against certain of our deferred tax asset amounts in instances where we determine that it is more likely than not that a tax benefit will not be realized. Historically, our valuation allowance has included amounts primarily for the benefit of net operating loss carryforwards, as well as for capital loss carryforwards, separate return net operating loss carryforwards and the tax benefit of stock option deductions relating to employee compensation. Prior to June 30, 2004, we had recorded a full valuation allowance against the tax benefits relating to our net operating loss carryforwards because, at that time, we did not have a sufficient history of taxable income to conclude that it was more likely than not that we would be able to realize the tax benefits of the net operating loss carryforwards. Accordingly, we recorded in our income statement only a small provision for income taxes, as our net operating loss carryforwards resulting from losses generated in prior years offset virtually all of the taxes that we would have otherwise incurred.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
Based on our cumulative operating results through June 30, 2004, and an assessment of our expected future operations at that time, we concluded that it was more likely than not that we would be able to realize the tax benefits of our federal net operating loss carryforwards. Therefore, we decreased the valuation allowance attributable to our net operating loss carryforwards during the quarter ended June 30, 2004 and began recording an income tax provision based on applicable federal and state statutory rates.
      Income tax provisions for interim periods are based on estimated effective annual tax rates. Income tax expense varies from federal statutory rates primarily because of state taxes. Additionally, we establish reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged and the positions may not be probable of being fully sustained.

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(in millions)
Federal and state current and deferred income tax expense	$(564)	$(217)	$(297)	$(184)
Valuation allowance release	203	901	25	901

Income tax (provision) benefit	$(361)	$684	$(272)	$717

      For the six and three months ended June 30, 2005, our income tax provision was based on the combined federal and state estimated statutory rate of about 39%. The net benefit for these periods is derived primarily from the release of the portion of valuation allowance attributable to the tax impact of recognized capital gains on completed transactions, including the transaction described in the Report and Order during first quarter 2005, and capital gains that are more likely than not to be recognized on anticipated transactions. The benefit was partially offset by an increase in our tax reserves of $46 million during the first quarter 2005.
      During the six months ended June 30, 2004, we decreased the valuation allowance attributable to our net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, we released the valuation allowance attributable to the tax benefit of stock option deductions and credited stockholders’ equity by $389 million. For the three months ended June 30, 2004, we recorded a $717 million tax benefit that includes the valuation allowance reversal discussed above, net of accrued amounts for current and prior years’ federal and state income taxes.
      As of June 30, 2005, our valuation allowance of $409 million was comprised primarily of the tax effect of capital losses incurred in prior years for which an allowance is still required.

Note 5.	Related Party Transactions
      We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results and have the potential to have such an impact in the future. Of these, we believe that our relationships with Motorola, Inc., Nextel Partners, Inc., and NII Holdings, Inc., all of which are deemed to be related parties of ours for purposes of financial reporting under generally accepted accounting principles, are the most significant.
      In December 2004, in contemplation of our merger agreement with Sprint, and to help facilitate a tax-free spin off of Sprint’s local wireline business following the merger, we entered into an agreement with Motorola under which Motorola agreed, subject to the terms and conditions of the agreement, not to enter into a transaction that constitutes a disposition of its class B common stock of Nextel or shares of nonvoting common stock to be issued to Motorola in connection with the merger of Sprint and Nextel. In consideration of Motorola’s compliance with the terms of this agreement, upon the occurrence of certain events, we agreed to pay Motorola a consent fee of $50 million, which Motorola must return to us upon the occurrence of

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
certain events, including, specifically, if the merger with Sprint is not completed. In July 2005, we paid the consent fee to Motorola.
      During the second quarter 2005, Motorola sold about 12 million shares of its class A common stock of Nextel. As a result, as of June 30, 2005, Motorola owned less than 5% of our outstanding class A common stock, assuming the conversion of its class B common stock of Nextel.
      As of June 30, 2005, we owned about 31% of the outstanding common stock of Nextel Partners. Nextel Partners recently filed preliminary proxy materials with the SEC regarding a potential exercise of certain “put rights” that may arise upon completion of the currently pending Sprint/ Nextel merger, the closing of which will entitle Nextel Partners stockholders to trigger a process that would lead to the purchase of all outstanding Nextel Partners common shares that we do not own. The put process can be initiated at the request of the holders of at least 20% of the Nextel Partners shares. Nextel Partners’ certificate of incorporation specifies steps for this process and for determining “fair market value,” which would be the price at which we could be required to purchase the Nextel Partners shares. These put rights do not arise if the merger with Sprint is not completed.
      As of June 30, 2005, we owned about 16% of the outstanding common stock of NII Holdings.
      We paid a total of $1,635 million during the six months ended June 30, 2005 and $1,563 million during the six months ended June 30, 2004 to these related parties, net of discounts and rebates, for infrastructure, handsets and related costs, net roaming charges and other costs. We received a total of $34 million during the six months ended June 30, 2005 and $33 million during the six months ended June 30, 2004 from these related parties for providing telecommunication switch, engineering and technology, marketing and administrative services. As of June 30, 2005, we had $243 million due from these related parties and $657 million due to these related parties. We also had a $170 million prepayment recorded in prepaid expenses and other assets on our condensed consolidated balance sheet related to handset and network infrastructure to be provided by Motorola in the future. As of December 31, 2004, we had $132 million due from these related parties and $294 million due to these related parties.

Note 6.	Commitments and Contingencies
      In April 2001, a purported class action lawsuit was filed in the Circuit Court in Baltimore, Maryland by the Law Offices of Peter Angelos, and subsequently in other state courts in Pennsylvania, New York and Georgia by Mr. Angelos and other firms, alleging that wireless telephones pose a health risk to users of those telephones and that the defendants failed to disclose these risks. We, along with numerous other companies, were named as defendants in these cases. The cases, together with a similar case filed earlier in Louisiana state court, were ultimately transferred to federal court in Baltimore, Maryland. In March 2003, the court granted the defendants’ motions to dismiss. In April 2004, the United States Court of Appeals for the Fourth Circuit reversed that dismissal and reinstated the cases, and a motion for rehearing was denied.
      A number of lawsuits have been filed against us in several state and federal courts around the United States, challenging the manner by which we recover the costs to us of federally mandated universal service, Telecommunications Relay Service payment requirements imposed by the FCC, and the costs (including costs to implement changes to our network) to comply with federal regulatory requirements to provide enhanced 911, or E911, telephone number pooling and telephone number portability. In general, these plaintiffs claim that our rate structure that breaks out and assesses federal program cost recovery fees on monthly customer bills is misleading and unlawful. The plaintiffs generally seek injunctive relief and damages on behalf of a class of customers, including a refund of amounts collected under these regulatory line item assessments. We have reached a preliminary settlement with the plaintiff, who represents a nationwide class of

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements — (Continued)
affected customers, in one of the lawsuits that challenged the manner by which we recover the costs to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. The settlement has been approved by the court and affirmed by the United States Court of Appeals for the Seventh Circuit, but a petition for certiorari was filed with the U.S. Supreme Court. If not appealed successfully, the settlement would render moot a majority of these lawsuits, and would not have a material effect on our business or results of operations.
      We are subject to other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our business or results of operations.
      On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint. The merger agreement contains certain termination rights for both Sprint and us and further provides for the payment of a termination fee of $1,000 million upon termination of the merger agreement under specified circumstances involving an alternative transaction.
      See note 2 for information regarding our obligations under the FCC’s Report and Order.

Note 7.	Subsequent Events
      Exchange Offer and Consent Solicitations. In July 2005, we commenced an offer to exchange any and all of our outstanding 7.375%, 6.875% and 5.95% senior notes, which we refer to as the original series of senior notes, for an equal aggregate principal amount of newly issued series of 7.375%, 6.875% and 5.95% senior notes, which we refer to as the exchange series of senior notes. We are also soliciting consents from the holders of all of the original series of senior notes to effect certain proposed amendments to the terms of the original series of senior notes and the related indenture.
      The exchange series of senior notes to be issued in the exchange offer will be substantially identical to the corresponding original series of senior notes with the exception that, among other items, the exchange series of senior notes will have the benefit of a new covenant under which we will undertake to seek from Sprint, following consummation of the proposed merger between us and a subsidiary of Sprint, a guarantee of our payment obligations with respect to the exchange series of senior notes. The proposed amendments to the indenture being sought in the consent solicitation provide, among other items, that certain of the restrictive covenants relating to the original series of senior notes will terminate upon the earlier of (i) the consummation of the proposed merger between us and Sprint or (ii) the original series of senior notes achieving a rating of investment grade. Under the terms of the consent solicitation, to effect the amendments, we must receive consents from holders of not less than a majority in aggregate principal amount at stated maturity of all outstanding original series of senior notes, with the holders of all such series of notes voting together as a single class on or prior to the expiration date of August 5, 2005.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Nextel Communications, Inc.
Reston, Virginia
      We have reviewed the accompanying condensed consolidated balance sheet of Nextel Communications, Inc. and subsidiaries (the “Company”) as of June 30, 2005, and the related condensed consolidated statements of operations and comprehensive income for the three-month and six-month periods ended June 30, 2005 and 2004, and of cash flows for the six-month periods ended June 30, 2005 and 2004, and the condensed consolidated statement of changes in stockholders’ equity for the six-month period ended June 30, 2005. These interim financial statements are the responsibility of the Company’s management.
      We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
      Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
      We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Nextel Communications, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated March 14, 2005, we expressed an unqualified opinion on those consolidated financial statements (such report includes an explanatory paragraph relating to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” in 2003 and Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” in 2002). In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.
DELOITTE & TOUCHE LLP
McLean, Virginia
July 28, 2005